Exhibit 99.2

VASCO Data Security International, Inc.

Q2 2012 Earnings Conference Call

Prepared Remarks

October 25, 2012

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on “Forward Looking Statements.”

Comments by Jochem Binst:

Thank you, Ken.

Ladies and gentlemen,

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

At this time I will turn the call back over to Ken.

Thank you, Jochem.

General Comments – Ken Hunt

Today, we are going to review the results for third quarter, 2012. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Revenues for the third quarter of 2012 were in line with the numbers discussed in our preannouncement release on October 9th. As we noted at that time, revenues from both the banking and enterprise and application security markets were lower than revenues in the comparable periods in 2011. Revenue from continuing operations for the third quarter of 2012 decreased 12% to $36.3 million from $41.4 million in the third quarter of 2011, and for the first nine months of 2012, decreased 4% to $115.2 million from $119.6 million for the first nine months of 2011.

Our gross profit for the quarter was approximately 66% of revenue, compared to 67% for the third quarter of 2011. Our operating income from continuing operations was approximately 17% of revenue for the quarter, compared to 18% for the third quarter of 2011.

At September 30, 2012 our net cash balance was $96.1 million, an increase of $11.6 million over our balance at December 31, 2011, and we had approximately $123.8 million in working capital. This strong cash position and strong balance sheet continues to be an important benefit to VASCO’s further growth.

While we were disappointed with the results for the quarter, we believe that our traditional business remains strong and that our business is sound. We are also continuing to invest in our services platform and expect that it will allow us to expand our target market to consumers and other applications beyond the reach of our traditional products. We are optimistic about our business prospects in both our traditional and services business models for 2013.

I promised during our last Earnings Call to give you additional metrics regarding the ramp up of our services business. First, we are currently targeting Application Service Providers (ASPs) of all types, and their users. These users might be customers, partners, employees, and others that utilize applications offered by the ASPs. For now, the users that we are targeting for MYDIPGIPASS.COM are those that consider Internet security a priority. Initially, we believe they represent a small percentage, most likely less than 5% of the total users. Going forward, we expect this percentage to increase.

The ASP’s go through several stages before going “live” on our services platform. The first stage is the “Sign-up” stage. In this stage, we are inviting the ASPs to go to our Developer Web site and sign up. “Sign-up” means that the ASP creates an account on VASCO’s developer website. After registration, the ASP can download the tools and read the information on how to integrate the MYDIPGIPASS.COM connect button into its website.

The next stage is the “Testing” stage. Testing means that the ASP can simulate using MYDIGIPASS.COM in VASCO’s sandbox environment. The ASP can have multiple website test environments.

The third and final stage is “Applied for Live Key”. This means the ASP has completed a form to receive the “real” MYDIGIPASS.COM connect button for their website. When the ASP wishes to go live, they need to place an order with VASCO for user licenses and “clicks” which are authentication events. Once the order is approved, the ASP receives a live key. This key is used by the ASP to implement the MYDIPGIPASS.COM button on their live website.

Currently, we have over 200 ASPs in one of these three stages. Once the ASP has integrated the MYDIPGIPASS.COM button on their web site, the ASP, supported by VASCO marketing, urges their users to “click” the button on their web site to establish a personal account on MYDIPGIPASS.COM. As their users sign-up and establish their accounts on MYDIPGIPASS.COM, they can then access the ASP’s website quickly and securely, consuming the authentication “clicks” purchased by the ASP. Once the ASP’s allotment of licenses and clicks are consumed, we expect them to order additional licenses and clicks, a recurring revenue model.

In the 3rd quarter we announced that MYDIPGIPASS.COM is now integrated with WordPress, the largest self-hosted blogging tool worldwide , and Drupal which has added MYDIGIPASS.COM to its contributed modules enabling web developers to embed secure login access for the websites they build through the Drupal community.

During the remainder of 2012 and beyond, we will concentrate on building a critical mass of MYDIGIPASS.COM enabled web sites and activating end users. We believe that we will generate the first meaningful revenue for our services offering in 2013.

I would like to repeat what I stated before. We believe VASCO’s overall business is sound. Including Q3, 2012, we have delivered 39 consecutive quarters of positive results. Our cash balance has also grown substantially over that same period. However, the performance of our traditional business and the banking business in particular, has been irregular due to the transactional nature of our business. We believe that our banking business is very sound. However, the timing of when a deal materializes within a quarter or a year can have a significant impact on our quarterly financial results.

In the short term, I do not expect this to change. Our banking business will stay transaction-driven, but we can and must improve the predictability and visibility of our quarterly and annual results in that market. Executive management has decided that our current approach to forecasting and account management is not working as well as we would like.

Accordingly, we have decided to reallocate our sales resources to better manage our key account banking opportunities. Effective immediately, our Vice President of Sales has been asked to take the lead of a dedicated key account team, focusing on VASCO’s largest banking customers. At the same time, Jan Valcke will temporarily assume direction of the sales organization, in combination with his responsibilities as President and COO.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Comments by Jan Valcke:

Thank you, Ken

Ladies and gentlemen,

Revenue from our traditional business can differ quarter-over-quarter because the timing and size of one order can have a huge impact on short term results. It is a challenge to forecast not only when an order will be placed, but also when specific shipments will be delivered.

Our traditional business provides us with the necessary sources of revenue to invest in our future growth, both in the traditional business and in services.

Our banking market gives us large volumes, with lower margins. Banking is important for VASCO because it brings us the critical mass we need in production and it is our entry point in a geographic market. Banking is still the largest part of our business.

It is exactly in the banking business that we will take extra measures to fine tune our forecasting system.

The actions that we will take are twofold:

1.	We will reinforce the system of linking and mirroring local business plans and sales forecast. The business plan gives us the potential of a market, while the forecast tells us how the sales pipeline looks like. By linking both, we know which actions to take to tackle a market, be it via lead generation or sales activity. I will personally oversee and monitor the implementation of this system.

2.	Key account management for VASCO’s top banking customers. As with many businesses, a relatively large proportion of our revenue comes from a relatively short list of top banking customers. As a consequence, we must focus on and give the highest priority to strategic key accounts. Therefore, we have asked VASCO’s global VP Sales to take the lead of a dedicated key account team, focusing on VASCO’s largest banking customers. That way, we expect to improve our visibility regarding our banking revenue.

We expect the relationship between our traditional business and our services business has to be complementary. Banking along with Enterprise and Application Security generate the funds necessary to build a strong services offering while staying profitable.

With our new measures, we believe to be able to enhance the predictability of our banking business. However, we will not be able to completely neutralize the transaction driven character of our business.

We expect that our services business will bring us a steadily growing, and recurring source of revenue starting 2013.

We tackle this great new services business opportunity from four different perspectives:

•	First, our Application Security sales staff aims at recruiting ASP’s in order to secure B2B applications with DPS,

•

Secondly, our Business Development organization focuses on large ASP’s in the B2C field. A number of Business Development people are already on board, and we expect to strengthen their ranks in the short term,

•	Thirdly, our marketing team will support the ASP with many actions designed to help them sign-up their users on the MYDIPGIPASS.COM platform.

•	Finally, our banking and application security sales organizations will go back to the companies that have been brought aboard in Step 1 to sell extra services, packages, activation fees and more.

It is our firm belief that the combination of our strong traditional business and our services business will lead to a new period of strong growth for VASCO.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Jan

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter of 2012 were $36.3 million, a decrease of $5.1 million or 12% from the third quarter of 2011. For the first nine months, revenues were $115.2 million, a decrease of $4.4 million or 4% from the comparable period in 2011.

The decrease in revenue in the third quarter reflected an 11% decrease in revenues from the banking market and a 16% decrease in revenues from the enterprise and application security market. For the nine months ended September 30, 2012, the decrease reflected a 6% decrease in revenues from the banking market, partially offset by an 8% increase in revenues from the enterprise and application security market.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates, primarily changes between the Euro and Australian dollar to the US dollar. We estimate that revenues were $1.5 million lower for the third quarter and $3.4 million lower for first nine months of 2012 than they would have been had the exchange rates in 2012 been the same as in 2011.

The mix of revenues for the third quarter of 2012 was 82% from the banking market and 18% from the enterprise and application security market. The mix of revenues for the nine months ended September 30, 2012 was 81% from the banking market and 19% from the enterprise and application security market. For the third quarter and first nine months of 2011, 81% and 83%, respectively of our revenue came from the banking market and 19% and 17%, respectively, of our revenue came from the enterprise and application security market.

The geographic distribution of our revenue for the first nine months of 2012 was approximately 61% from Europe, 7% from the U.S., 22% from Asia and the remaining 10% from other countries. Through the first nine months of 2011, approximately 72% of our revenue was from Europe, 9% from the U.S., 7% from Asia and the remaining 12% was from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods. As discussed previously, the majority of our revenues are sustainable and repeatable by nature rather than recurring.

Our gross profit margins were approximately 1.3 percentage points lower in the third quarter of 2012 than in the third quarter of 2011, but were 1.6 percentage points higher for the nine month period ended September 30, 2012 as compared to the same period in 2011. Our gross profit margins were 65.8% and 65.2% of revenue for the third quarter and first nine months of 2012, respectively, compared to 67.1% and 63.6% of revenue for the comparable periods in 2011.

The decrease in gross profit as a percentage of revenue for the third quarter of 2012 compared to 2011 primarily reflects the impact of the strengthening of the U.S. dollar versus the Euro and other foreign currencies of countries in which we operate.

The increase in the gross profit margin for the first nine months of 2012 compared to 2011 primarily reflects:

•	a reduction in transport costs and other non-product costs,

•	an increase in revenue from the enterprise and application security market as a percentage of total revenue,

•	a reduction in card readers as a percentage of total revenue, and

•	an increase in non-hardware revenue as a percentage of total revenue,

partially offset by,

•	the negative impact on revenue and gross profit of changes in foreign currency rates.

As noted on previous conference calls, the majority of our inventory purchases are denominated in U.S. Dollars. Also, as previously noted, our sales are denominated in various currencies including, but not limited to the Euro and Australian Dollar. As the U.S. Dollar has strengthened, when compared to the same periods in the prior year, revenue from sales made in Euros and Australian Dollars decreased, as measured in U.S. Dollars, without a corresponding change in cost of goods sold. As noted earlier, the impact from changes in currency rates are estimated to have decreased revenue by approximately $1.5 million and $3.4 million for the third quarter and first nine months of 2012, respectively. Had the currency rates in 2012 been equal to the rates in 2011, the gross profit margin would have been approximately 1.3 percentage points higher for the quarter and 1.0 percentage points higher for the nine months ended September 30, 2012.

As noted earlier, revenue from our enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 18% and 19% of our total revenue for the third quarter and the first nine months of 2012, respectively, compared to 19% and 17% the third quarter and first nine months of 2011, respectively.

Card readers, which can have a lower gross profit margin that is approximately 10 to 20 percentage points lower than other hardware-related margins due to competitive pricing pressures, were 13% of our revenue for both the third quarter and first nine months of 2012, respectively, compared to 21% and 22% for the third quarter and first nine months of 2011, respectively.

Non-hardware revenue, which can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of the hardware units sold, was 23% of revenue for both the quarter and the first nine months of 2012, respectively, compared to approximately 25% and 22% of total revenue for the third quarter and first nine months of 2011, respectively.

On a consolidated basis, our operating expenses for the quarter and nine months ended September 30, 2012 were $17.6 million and $57.7 million respectively, a decrease of $2.7 million or 13% from the third quarter of 2011 and a decrease of $2.7 million or 4% for the nine months ended September 30, 2012.

The decrease in consolidated operating expenses for the third quarter of 2012 compared to the third quarter of 2011 was primarily related to:

•	a benefit from the change in currency exchange rates of approximately $2.0 million,

•	a reduction in accruals for annual incentive compensation liabilities of $0.6 million where management believed that it was no longer probable that the performance objectives would be met, and

•	a reduction in accruals for stock-based incentive plan liabilities of $0.4 million, also where management believed that it was no longer probable that the performance objectives would be met,

partially offset by,

•	a 2% increase in average headcount.

The decrease in consolidated operating expenses for the first nine months of 2012 compared to the same period in 2011 was primarily related to:

•	the benefit from the change in currency exchange rates of approximately $3.7 million, and

•	the reductions in accruals for incentive compensation liabilities during the third quarter, as previously noted,

partially offset by,

•	a 3% increase in average headcount.

Operating expenses for the third quarter and first nine months of 2012 included $0.5 million and $2.7 million of expenses related to stock-based incentive plan costs, respectively, compared to $0.9 million and $2.2 million of stock-based incentive plan costs for the third quarter and first nine months of 2011, respectively. Operating expenses also included $0.5 million of amortization related to purchased intangible assets for both the third quarter of 2012 and 2011. Amortization of purchased intangible assets was $1.4 million and $1.5 million of the nine months ended September 30, 2012 and 2011, respectively.

Operating income for the third quarter of 2012 was $6.3 million, a decrease of $1.2 or 16% from the $7.4 million reported in the third quarter of 2011. For the first nine months, operating income was $17.5 million in 2012, an increase of $1.8 million or 12% from the $15.7 million reported in 2011.

Operating income as a percent of revenue, or operating margin, was 17% for the third quarter and 15% first nine months of 2012. In 2011, our operating margins were 18% for the quarter and 13% for the first nine months.

We reported income tax expense of $1.5 million for the third quarter and $4.0 million for the first nine months of 2012. The effective tax rate was 24% for the third quarter and 22% for the first nine months of 2012.

For 2011, the Company reported income tax expense of $1.3 million for the third quarter and $3.4 million for the first nine months. The effective tax rate reported in 2011 was 18% for the third quarter and 21% the first nine months.

The tax rate in the third quarter of 2012 was negatively impacted by an adjustment to increase our estimated full-year tax rate from 21% to 22%. The tax rate in the third quarter of 2011 benefited from a decrease in our estimate of our full-year tax rate from 30% to 21%.

The effective rates for both 2012 and 2011 reflect our estimate of our full-year tax rate at the end of the third quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the third quarter of each year as well as the geographic distribution of where the income is earned. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

The makeup of our workforce as of September 30, 2012 was 372 people worldwide with 174 in sales, marketing and customer support, 144 in research and development and 54 in general and administrative. The average headcount for the third quarter of 2012 was 7 persons or 2% higher than the average headcount for the third quarter of 2011. The average headcount for the first nine months of 2012 was 11 persons or 3% higher than the average headcount for the same period in 2011.

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter of 2012. Our net cash balance was $96.1 million at September 30, 2012, an increase of $11.0 million or 13%, from $85.1 million at June 30, 2012, and an increase of $11.6, or 14%, from $84.5 at December 31, 2011. The increase in cash from June 30, 2012 was attributable to the positive cash flow from operations, the weakening of the U.S. dollar to the Euro and most all of the currencies in other countries in which we operate and favorable changes in other key elements of working capital. The increase in cash from December 31, 2011, was primarily attributable to positive cash flow from operations, partially offset by a negative impact on cash of the strengthening of the U.S. dollar to the Euro.

At September 30, 2012 we had working capital of $123.8 million, an increase of $5.7, or 5%, from $118.0 at June 30, 2012 and an increase of $15.2 or 14% from $108.6 reported at December 31, 2011. The increase in working capital for the quarter and nine months ended September 30, 2012 was primarily related to cash flow related to our earnings.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

In closing, I would like to comment on our updated guidance.

We are reaffirming the guidance that we gave during the October 9th conference call.

•	We believe that our revenue for full-year 2012 will be in a range of $150 million to $157 million, down from the guidance given on our second quarter earnings conference call of $175 million or more.

•

We also believe that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 11% to 13% of revenue, down from the guidance given on our second quarter earnings conference call of 13% to 16% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: